                                           Filed Pursuant to Rule 424(b)(3)
                                           Registration No. 333-57235
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED AUGUST 3, 1998
AS SUPPLEMENTED TO DATE

                         CHESAPEAKE ENERGY CORPORATION

                              4,600,000 SHARES OF
                   7% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      AND
           33,093,525 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION

     This Prospectus Supplement relates to the resale by the Selling Shareholders named below of shares of 7% Cumulative Convertible Preferred Stock, par value $.01 and liquidation preference $50 per share ("Preferred Stock"), of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), originally issued in private placements consummated on April 22, 1998. This Supplement should be read in conjunction with the Prospectus dated August 3, 1998, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus.

     Based on information provided to the Company, the following table supplements information provided in the Prospectus regarding the number of Shares beneficially owned by Selling Shareholders.

                                                     PREFERRED STOCK                    COMMON STOCK
                                              -----------------------------   --------------------------------
                                              NUMBER OF   PERCENT OF SHARES    NUMBER OF     PERCENT OF SHARES
        NAME OF SELLING SHAREHOLDER           SHARES(1)    OUTSTANDING(2)     SHARES(1)(3)    OUTSTANDING(4)
        ---------------------------           ---------   -----------------   ------------   -----------------
Arkansas Public Employees Retirement
  System....................................    19,000         *                 136,690         *
Detroit Edison Company......................    17,500         *                 125,899         *
Fidelity Summer Street Trust:
  Fidelity Capital & Income Fund............   235,000(5)       5.11%          1,690,647           1.71%
Houston Municipal Employees Retirement
  Fund......................................    12,500         *                  89,928         *
New York City Board of Education............     6,500         *                  46,762         *
New York City Teachers......................    35,000         *                 251,798         *
Partners Healthcare System..................    12,000         *                  86,330         *
Shepherd Investments International, Ltd.....    32,000(6)      *                 230,215         *
Stark International.........................    32,000(6)      *                 230,215         *
World Bank..................................    21,000         *                 151,079         *

---------------
 *  Less than 1%.

(1) Represents the number of shares offered hereby. Unless otherwise noted, the information set forth is as of August 7, 1998.

(2) Based upon 4,600,000 shares of Preferred Stock outstanding.

(3) Assumes conversion into full shares of Common Stock of the full amount of Preferred Stock held by each holder at the initial rate of $6.95 of liquidation preference per share.

(4) Based on 96,952,650 shares of Common Stock outstanding as of August 26, 1998, treating as outstanding the number of shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Preferred Stock, but not assuming the conversion of the Preferred Stock of any other holder.

(5) As of August 17, 1998.

(6) As of August 13, 1998.

     The closing price of the Company's Common Stock as reported on the New York Stock Exchange on August 26, 1998 was $2.19 per share.

     The Company intends to apply for listing of the Preferred Stock on the New York Stock Exchange in the near future. Presently, the Preferred Stock is not listed on a national securities exchange or quoted on an automated quotation system. Preferred Stock sold pursuant to the Prospectus will no longer be eligible for trading in the PORTAL Market.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 27, 1998.